Exhibit 99.1

ETHAN ALLEN REPORTS FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2016 RESULTS-

FY16 NET REVENUES INCREASE 5.2% WITH DILUTED EPS OF $2.00

FOURTH QUARTER NET REVENUES INCREASE 6.3% WITH DILUTED EPS OF $0.60

DANBURY, CT – July 26, 2016 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2016 fourth quarter and full fiscal year periods ended June 30, 2016. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Fiscal 2016 Fourth Quarter Highlights compared to Fiscal 2015 fourth quarter:

●	Consolidated net sales of $205.7 million increased 6.3%

●	Gross margin of 56.3% up from 54.9%

●	GAAP operating margin of 12.5%, compared to 9.6%; adjusted operating margin of 12.3%, compared to 10.3%(See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating margin)

●	GAAP operating income of $25.8 million, increased 38.7%; adjusted operating income of $25.2 million increased 27.0%(See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating income)

●

GAAP diluted earnings per share (“EPS”) of $0.60 improved 36.4% over previous year GAAP EPS of $0.44; adjusted EPS of $0.57 improved 32.6% over prior year adjusted EPS of $0.43(See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

●	Retail net sales increased 7.6% to $163.6 million; comparable store net sales increased 9.4%

●	Retail total written orders decreased 1.2% and comparable written orders decreased 0.6%

●	Wholesale net sales increased 9.6% to $127.4 million

●	EBITDA of $30.6 million, or 14.9% of sales, compared to $23.4 million, or 12.1% of sales; adjusted EBITDA of $30.1 million, or 14.6% of sales compared to $24.7 million, or 12.8% of sales

●	Paid dividends of $4.7 million, an increase of 35.9%

Fiscal 2016 Highlights compared to Fiscal 2015:

●	Consolidated net sales of $794.2 million increased 5.2%

●	Gross margin of 55.7% up from 54.5%

●	GAAP operating margin of 11.2%, compared to 8.7%; adjusted operating margin of 10.9%, compared to 9.3%(See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating margin)

●	GAAP operating income of $89.2 million, increased 35.3%; adjusted operating income of $87.0 million increased 23.4%(See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating income)

●

GAAP diluted earnings per share (“EPS”) of $2.00 improved 57.5% over previous year GAAP EPS of $1.27; adjusted EPS of $1.92 improved 36.2% over prior year adjusted EPS of $1.41(See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

●	Retail net sales increased 8.1% to $626.5 million; comparable store net sales increased 8.5%

●	Retail total written orders increased 1.7% and comparable written orders increased 1.8%

●	Wholesale net sales increased 4.7% to $491.5 million

●	EBITDA of $108.5 million, 13.7% of sales, compared to $81.3 million, 10.8% of sales; adjusted EBITDA of $106.3 million, 13.4% of sales compared to $89.5 million, 11.9% of sales

●	Paid dividends of $16.6 million, an increase of 24.7%

●	Repurchased 0.7 million shares for $19.3 million

●	Reduced debt $34.4 million

“We are pleased with our results for the fourth quarter and the fiscal year ended June 30th. Our many initiatives in the last few years in repositioning our product offerings, strengthening our interior design network, creating desire and action through our various marketing initiatives, benefiting from our technology enhancements and improvements to our manufacturing, logistics and sourcing has resulted in our strong performance,” said Farooq Kathwari, Chairman, President and CEO of Ethan Allen.

"We remain cautiously optimistic due to the launch of many marketing initiatives including the launch of the Ethan Allen | Disney program in the latter part of our second quarter,"Mr. Kathwari further stated.

FISCAL 2016 FOURTH QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the quarter ended June 30, 2016 increased 6.3% over the prior year to $205.7 million, with increases in both our retail and wholesale segments.

Gross profit was $115.8 million for the quarter ended June 30, 2016, an increase of $9.6 million, or 9.1% over the prior year quarter, and gross margin was 56.3% compared to 54.9% in the prior year quarter. Increased wholesale sales of 9.6% improved our manufacturing efficiency, and retail sales as a percent of total consolidated sales increased to 79.5% from 78.5%, further increasing our consolidated gross margin due to mix.

Operating expenses were $90.0 million in the quarter ended June 30, 2016, or 43.8% of sales compared to $87.6 million, or 45.3% of sales in the prior year quarter.

GAAP operating income increased 38.7% to $25.8 million, or 12.5% of sales in the quarter ended June 30, 2016, compared to the prior year quarter GAAP operating income of $18.6 million, or 9.6% of sales. The increase was mostly due to increased sales, primarily in our retail segment where sales increased 7.6%. Adjusted operating income increased 27.0% to $25.2 million, or 12.3% of sales in the quarter ended June 30, 2016, compared to adjusted operating income of $19.8 million, or 10.3% of sales in the same period of the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Net income for the quarter ended June 30, 2016 was $16.8 million or $0.60 per diluted share compared to $12.7 million or $0.44 per diluted share in the prior year fourth quarter. Adjusted net income was $16.0 million or $0.57 per diluted share in the quarter ended June 30, 2016, and $12.3 million or $0.43 per diluted share in the same period of the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales increased 7.6% to $163.6 million in the quarter ended June 30, 2016, including a comparable design center net sales increase of 9.4%.

Comparable written orders for the Retail Division decreased 0.6% for the fourth quarter of fiscal 2016 compared to the prior year fourth quarter and total written orders for the Retail Division decreased 1.2% over the same prior year period. The Company’s comparative written orders for the prior year fourth quarter had increased 10.4%. Last year, the price increase effective in July accelerated some ordering activity into fourth quarter 2015. This year a price increase is effective in early August.

Retail operating income of $7.5 million in the quarter ended June 30, 2016 improved over the same period of the prior year of $2.1 million, an increase of $5.4 million, of which $1.9 million was due to the adjustments referred to in exhibit 1. The balance is largely due to the 7.6% sales increase.

Wholesale Segment

Net sales of $127.4 million increased 9.6%, with increased sales to our retail and domestic independent dealers, partially offset by decreases in international sales.

Wholesale operating income of $18.4 million increased 3.0% largely due to increased sales, a benefit of our vertical integration.

Balance Sheet and Cash Flow

Total debt of $41.8 million decreased $34.4 million from June 30, 2015 due to both scheduled repayments as well as additional payments of $31.5 million, and working capital decreased $5.2 million, or 4.0% from June 30, 2015.

Total cash and securities, including restricted cash, of $60.5 million decreased $25.9 million from June 30, 2015 due to additional debt payments, share repurchases and increased dividends.

Inventories of $162.3 million increased as planned by $10.4 million from June 30, 2015.

Capital expenditures were $23.0 million fiscal year to date at June 30, 2016 compared to $19.8 million for the same prior year period.

Dividends and share repurchases; During the quarter ended June 30, 2016, we paid $4.7 million of dividends, a 35.9% increase over the same prior year quarter.

FISCAL 2016 YEAR-TO-DATE FINANCIAL RESULTS:

Consolidated net sales were $794.2 million, up 5.2% from $754.6 million during the same period in the prior year. Gross margin, operating profit margin and adjusted operating profit margin were 55.7%, 11.2% and 10.9% respectively in fiscal 2016 and 54.5%, 8.7% and 9.3% during the same period in fiscal 2015. Net income for the twelve months ended June 30, 2016 was $56.6 million or $2.00 per diluted share compared to $37.1 million or $1.27 per diluted share in the prior year comparable period. Adjusted net income of $54.4 million for the twelve months ended June 30, 2016, increased 32.1% compared with $41.2 million for the same period in the prior year and our adjusted earnings per diluted share increased 36.2% for the twelve months to date at $1.92 compared with $1.41 for the same period in the prior year.

Analyst Conference Call

Ethan Allen will conduct a conference call at 5:00 PM (Eastern) on Tuesday, July 26 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 866-219-5894 (or 703-639-1125 for international callers) and provide conference ID# 1673971. An archived recording of the call will be made available for a limited time on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, ”adjusted net income”, ”adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (the “2015 Form 10-K”) and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", “will”, “may”, “continue”, “project”, ”target”, “outlook”, “forecast”, “guidance”, and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2015, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

#######

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
	06/30/16	06/30/15	06/30/16	06/30/15

Net sales	$205.7	$193.6	$794.2	$754.6
Gross margin	56.3%	54.9%	55.7%	54.5%
Operating margin	12.5%	9.6%	11.2%	8.7%
Adjusted operating margin *	12.3%	10.3%	10.9%	9.3%
Net income	$16.8	$12.7	$56.6	$37.1
Adjusted net income *	$16.0	$12.3	$54.4	$41.2
Operating cash flow	$19.8	$32.7	$58.4	$55.1
Capital expenditures	$9.1	$2.3	$23.0	$19.8
Acquisitions	$0.2	$0.0	$0.2	$2.0
Company stock repurchases (trade date)	$0.0	$13.7	$19.3	$16.5

EBITDA	$30.6	$23.4	$108.5	$81.3
EBITDA as % of net sales	14.9%	12.1%	13.7%	10.8%

Adjusted EBITDA*	$30.1	$24.7	$106.3	$89.5
Adjusted EBITDA as % of net sales *	14.6%	12.8%	13.4%	11.9%

Selected Financial Data by Business Segment:
	Three Months Ended		Twelve Months Ended
	06/30/16	06/30/15	06/30/16	06/30/15
Retail
Net sales	$163.6	$152.0	$626.5	$579.7
Operating margin	4.6%	1.4%	2.6%	0.3%
Adjusted operating margin *	4.2%	2.2%	2.3%	0.8%

Wholesale
Net sales	$127.4	$116.3	$491.5	$469.4
Operating margin	14.4%	15.3%	15.1%	14.3%
Adjusted operating margin *	14.4%	15.3%	15.1%	14.6%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)

	Three Months Ended		Twelve Months Ended
	06/30/16	06/30/15	06/30/16	06/30/15
Net sales	$205,693	$193,568	$794,202	$754,600
Cost of sales	89,905	87,392	351,966	343,437
Gross profit	115,788	106,176	442,236	411,163
Selling, general and administrative expenses	90,025	87,598	353,057	345,229
Operating income	25,763	18,578	89,179	65,934
Interest and other income (expense)	71	29	395	(3,333)
Interest expense	151	448	1,618	5,918
Income before income taxes	25,683	18,159	87,956	56,683
Income tax expense	8,905	5,470	31,319	19,541
Net income	$16,778	$12,689	$56,637	$37,142

Basic earnings per common share:
Net income per basic share	$0.60	$0.44	$2.02	$1.29
Basic weighted average shares outstanding	27,745	28,712	28,072	28,874

Diluted earnings per common share:
Net income per diluted share	$0.60	$0.44	$2.00	$1.27
Diluted weighted average shares outstanding	28,023	28,942	28,324	29,182

Comprehensive income:
Net income	$16,778	$12,689	$56,637	$37,142
Other comprehensive income
Currency translation adjustment	(979)	(250)	(2,208)	(3,308)
Other	7	11	27	78
Other comprehensive income (loss) net of tax	(972)	(239)	(2,181)	(3,230)
Comprehensive income	$15,806	$12,450	$54,456	$33,912

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)

	June 30,	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$52,659	$76,182
Marketable securities	-	2,198
Accounts receivable, net	9,467	12,547
Inventories	162,323	151,916
Prepaid expenses & other current assets	23,755	27,831
Total current assets	248,204	270,674

Property, plant and equipment, net	273,615	277,035
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,820	8,010
Other assets	2,642	5,130

Total Assets	$577,409	$605,977

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	3,001	3,034
Customer deposits	60,958	67,970
Accounts payable	15,437	18,946
Accrued expenses & other current liabilities	43,951	50,712
Total current liabilities	123,347	140,662

Long-term debt	38,837	73,203
Other long-term liabilities	23,023	21,577
Total liabilities	185,207	235,442

Shareholders' equity:
Common stock	489	489
Additional paid-in-capital	374,972	370,914
Less: Treasury stock	(624,932)	(605,586)
Retained earnings	646,315	607,079
Accumulated other comprehensive income	(4,846)	(2,638)
Total Ethan Allen Interiors Inc. shareholders' equity	391,998	370,258
Noncontrolling interests	204	277
Total shareholders' equity	392,202	370,535

Total Liabilities and Shareholders' Equity	$577,409	$605,977

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2016 and 2015
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net Income / Earnings Per Share
Net income	$16,778	$12,689	$56,637	$37,142
Adjustments net of related tax effects *	(351)	806	(1,407)	5,233
Normalized income tax effects*	(469)	(1,158)	(785)	(1,148)
Adjusted net income	$15,958	$12,337	$54,445	$41,227
Diluted weighted average shares outstanding	28,023	28,942	28,324	29,182
Earnings per diluted share	$0.60	$0.44	$2.00	$1.27
Adjusted earnings per diluted share	$0.57	$0.43	$1.92	$1.41

Consolidated Operating Income / Operating Margin
Operating income	$25,763	$18,578	$89,179	$65,934
Add: adjustments *	(552)	1,269	(2,216)	4,551
Adjusted operating income*	$25,211	$19,847	$86,963	$70,485
Net sales	$205,693	$193,568	$794,202	$754,600
Operating margin	12.5%	9.6%	11.2%	8.7%
Adjusted operating margin*	12.3%	10.3%	10.9%	9.3%
Wholesale Operating Income / Operating Margin
Wholesale operating income	$18,371	$17,841	$74,412	$66,988
Add: adjustments*	-	-	-	1,419
Adjusted wholesale operating income *	$18,371	$17,841	$74,412	$68,407
Wholesale net sales	$127,435	$116,309	$491,467	$469,384
Wholesale operating margin	14.4%	15.3%	15.1%	14.3%
Adjusted wholesale operating margin *	14.4%	15.3%	15.1%	14.6%
Retail Operating Income / Operating Margin
Retail operating income	$7,492	$2,137	$16,450	$1,726
Add: adjustments	(552)	1,269	(2,216)	3,132
Adjusted retail operating income *	$6,940	$3,406	$14,234	$4,858
Retail net sales	$163,594	$152,003	$626,511	$579,713
Retail operating margin	4.6%	1.4%	2.6%	0.3%
Adjusted retail operating margin *	4.2%	2.2%	2.3%	0.8%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2016 and 2015
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
EBITDA
Net income	$16,778	$12,689	$56,637	$37,142
Add: interest expense, net	219	354	1,168	5,455
income tax expense	8,905	5,470	31,319	19,541
depreciation and amortization	4,722	4,928	19,353	19,142
EBITDA	$30,624	$23,441	$108,477	$81,280
Net sales	$205,693	$193,568	$794,202	$754,600
EBITDA as % of net sales	14.9%	12.1%	13.7%	10.8%
EBITDA	$30,624	$23,441	$108,477	$81,280
Add: adjustments*	(552)	1,269	(2,216)	8,241
Adjusted EBITDA	$30,072	$24,710	$106,261	$89,521
Net sales	$205,693	$193,568	$794,202	$754,600
Adjusted EBITDA as % of net sales	14.6%	12.8%	13.4%	11.9%

Design Center Activity Fourth Quarter Fiscal 2016		Company
	Independent	Owned	Total
Balance at beginning of period	161	141	302
Additions (includes Relocations)(1)	1	5	6
Closings (includes Relocations)(1)	(8)	(4)	(12)
Transfers	(1)	1	0
Balance at end of period	153	143	296
United States	50	137	187
International	103	6	109
(1) Relocations in additions & closing	0	3	3

 * Adjustments consist of the following:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjustments net of related income tax effects:
Real estate losses (gains)	(595)	1,269	(2,419)	3,607
Loss on early extinguishment of Senior Notes	-	-	-	3,690
Restructuring charges	43	-	203	160
Asset impairment	-	-	-	784
	(552)	1,269	(2,216)	8,241
Related tax effects	201	(463)	809	(3,008)
Adjustments net of related income tax effects	(351)	806	(1,407)	5,233

Related tax effects are calculated using a normalized income tax rate of 36.5%.